EXHIBIT 99.1

Contact:
Gerard M. Hayden, Jr.
Chief Financial Officer
(615) 301-3163
ir@healthstream.com

Media:
Mollie Condra
Vice President,
Investor Relation & Communications
(615) 301-3237
mollie.condra@healthstream.com

HEALTHSTREAM ANNOUNCES THIRD QUARTER 2014 RESULTS

NASHVILLE, Tenn. (October 20, 2014)—HealthStream, Inc. (NASDAQ: HSTM), a leading provider of workforce development and research / patient experience solutions for the healthcare industry, announced today results for the third quarter ended September 30, 2014.

Highlights:

•	Revenues of $44.5 million in the third quarter of 2014, up 32% from $33.7 million in the third quarter of 2013

•	Operating income of $4.7 million in the third quarter of 2014, up 22% from $3.9 million in the third quarter of 2013

•	Net income of $3.4 million in the third quarter of 2014, up 50% from $2.3 million in the third quarter of 2013, and earnings per share (EPS) of $0.12 per share (diluted) in the third quarter of 2014 compared to EPS of $0.08 per share (diluted) in the third quarter of 2013

•	Adjusted EBITDA[1] of $7.9 million in the third quarter of 2014, up 26% from $6.3 million in the third quarter of 2013

•	New Patient Interview Center in Nashville announced

Financial Results:
Third Quarter 2014 Compared to Third Quarter 2013
Revenues for the third quarter of 2014 increased by $10.9 million, or 32 percent, to $44.5 million, compared to $33.7 million for the third quarter of 2013.

Revenues from our HealthStream Workforce Development Solutions segment increased by $9.7 million, or 37 percent, when compared to the third quarter of 2013. Revenues from our subscription-based solutions increased by approximately $9.3 million, or 38 percent, over the prior year third quarter due to a higher number of subscribers and more courseware consumption by subscribers. Revenues in the third quarter of 2014 were positively influenced by courseware subscriptions associated with, among other products, ICD-10-readiness training. Revenues from ICD-10-readiness training products were approximately $7.4 million in the third quarter of 2014, compared to $3.9 million in the prior year third quarter. In addition, revenues from the Health Care Compliance Strategies, Inc. (HCCS) acquisition, consummated on March 3, 2014, were approximately $1.9 million during the third quarter of 2014.

[1]	Adjusted EBITDA is a non-GAAP financial measure. A reconciliation of adjusted EBITDA to net income is included in this release.

Revenues from our HealthStream Research / Patient Experience Solutions segment increased by $1.2 million, or 16 percent, when compared to the third quarter of 2013. Revenues from Patient Insights™ surveys—a survey research product that generates recurring revenues—increased by $378,000, or seven percent, when compared to the third quarter of 2013. Revenues from other surveys, which are conducted on annual or bi-annual cycles, increased by $156,000 over the third quarter of 2013. Revenues from the Baptist Leadership Group (BLG) acquisition, consummated on September 9, 2013, were $870,000 during the third quarter of 2014 compared to $252,000 during the third quarter of 2013.

Generally accepted accounting principles (GAAP) require companies to write down beginning balances of acquired deferred revenue balances as part of “fair value” accounting as defined by GAAP. During the third quarter of 2014, HealthStream reported a $150,000 reduction to GAAP revenues and corresponding reductions of $150,000 to operating income and $108,000 to net income as a result of deferred revenue write-down for the HCCS acquisition in March of 2014. During the third quarter of 2013, HealthStream reported a $167,000 reduction to GAAP revenues and corresponding reductions of $167,000 to operating income and $98,000 to net income as a result of deferred revenue write-downs for the Decision Critical and Sy.Med Development acquisitions in June and October 2012, respectively, and the BLG acquisition. The table reconciling GAAP to non-GAAP financial measures included in this release shows the impact of beginning balance deferred revenue write-downs on financial results.

Operating income was $4.7 million for the third quarter of 2014 compared to $3.9 million for the third quarter of 2013. The growth in operating income was due to the increases in revenue discussed above, which was partially offset by increased operating expense associated with higher royalties, personnel additions, sales commissions, depreciation and amortization, and other general expenses. In addition, operating income in the third quarter of 2014 was adversely impacted by the $150,000 deferred revenue write-down for HCCS.

Net income was $3.4 million in the third quarter of 2014 compared to $2.3 million in the third quarter of 2013. Earnings per share were $0.12 per share (diluted) for the third quarter of 2014 compared to $0.08 per share (diluted) for the third quarter of 2013. Both net income and earnings per share during the third quarter of 2014 were positively influenced by a lower effective tax rate resulting from approximately $670,000 of tax benefits recognized during the third quarter of 2014 associated with research and development tax credits.

Adjusted EBITDA (which we define as net income before interest, income taxes, share-based compensation, and depreciation and amortization) increased by 26 percent to $7.9 million for the third quarter of 2014, compared to $6.3 million for the third quarter of 2013.

At September 30, 2014, the Company had cash and marketable securities of $116.4 million. Capital expenditures totaled $2.0 million for the third quarter of 2014.

Year-to-Date 2014 Compared to Year-to-Date 2013
For the first nine months of 2014, revenues were $125.3 million, an increase of 32 percent over revenues of $95.2 million in the first nine months of 2013. Operating income for the first nine months of 2014 increased nine percent to $12.1 million, compared to $11.2 million for the first nine months of 2013. Net income for the first nine months of 2014 increased by 16 percent to $7.7 million, compared to $6.7 million for the first nine months of 2013. Earnings per share were $0.28 per share (diluted) for the first nine months of 2014 compared to $0.24 per share (diluted) for the first nine months of 2013. Both net income and earnings per share during the first nine months of 2014 were positively influenced by a lower effective tax rate resulting from approximately $670,000 of tax benefits recognized during the third quarter of 2014 associated with research and development tax credits.

Other Business Updates
At September 30, 2014, we had approximately 3,826,000 total subscribers implemented to use and 4,130,000 total subscribers contracted to use our subscription-based solutions. “Contracted subscribers” include both those already implemented and those under contract that are in the process of implementation. Revenue recognition commences when a contract is fully implemented.

Annualized revenue per implemented subscriber: We view “Annualized Revenue per Implemented Subscriber” as a measure of our progress in growing the value of our customer base. Annualized Revenue per Implemented Subscriber represents the quarter’s revenue from our subscription-based solutions annualized, then divided by the quarter’s average total number of implemented subscribers. The following table shows the metric for the third quarter of 2014 and the preceding seven quarters.

Workforce Development Solutions – Annualized Revenue per Implemented Subscriber

Q4 2012	Q1 2013	Q2 2013	Q3 2013	Q4 2013	Q1 2014	Q2 2014	Q3 2014

$27.04	$28.47	$29.40	$30.95	$32.41	$33.33	$35.39	$35.91

Note: Our subscription-based solutions include subscriptions to our platform applications, plus courseware/content subscriptions. The above metric does not include revenues from SimCenter. The Company reports those revenues separately as part of our SimVentures collaborative arrangement.

On October 9, 2014, HealthStream announced that it has leased office space to build and open a new Patient Interview Center in Nashville, Tennessee. The new Patient Interview Center will provide approximately 22,000 square feet of office space for a state-of-the-art interview center where HealthStream professionals will conduct telephonic patient satisfaction interviews on behalf of healthcare providers. The new Patient Interview Center is projected to create approximately 200 new jobs over the next several years.

Financial Outlook for 2014
We anticipate that consolidated revenues will grow by 28 to 30 percent as compared to 2013, which revenue growth includes the impact of the deferred revenue write-down related to the HCCS acquisition. We anticipate that revenue growth in our Workforce Development Solutions segment, which includes HCCS, will be in the 33 to 35 percent range, which also includes the impact of the deferred revenue write-down related to the HCCS acquisition. We expect our Research/Patient Experience Solutions segment’s revenue to increase by approximately 10 to 12 percent, which includes revenues from the BLG acquisition that we closed in September 2013.

We anticipate that the Company’s 2014 full-year operating income will increase between five and 10 percent as compared to full-year 2013 results. This operating income estimated range includes approximately $2.0 million related to the combined impact of the deferred revenue write-down primarily related to the HCCS acquisition, amortization of acquired intangibles, incremental investments in HCCS related sales, marketing, product development to drive future growth, and approximately $365,000 of transaction costs associated with the HCCS acquisition.

We anticipate that our 2014 capital expenditures will be between $9.0 million and $10.0 million. We expect our effective tax rate to be between 37 percent and 39 percent. This effective tax rate incorporates the research and development tax credits the Company recognized in the third quarter of 2014.

Our updated guidance reflects the anticipated impact of the HCCS acquisition that we announced on March 4, 2014, but does not include the impact from any other business development initiatives that we may complete during 2014.

Commenting on third quarter 2014 results, Robert A. Frist, Jr., chief executive officer, HealthStream, said, “Compared to the third quarter last year, our revenues were up 32 percent, operating income was up 22 percent, and net income was up 50 percent. In addition, we celebrated another milestone by crossing over the four million mark with the number of contracted subscribers to our workforce development platform.”

A conference call with Robert A. Frist, Jr., chief executive officer, Gerard M. Hayden, Jr., senior vice president and chief financial officer, and Mollie Condra, vice president of investor relations and corporate communications, will be held on Tuesday, October 21, at 9:00 a.m. (EDT). To listen to the conference, please dial 877- 647-2842 (no conference ID needed) if you are calling within the domestic U.S. or Canada. If you are an international caller, please dial 914-495-8564 (no conference ID needed). The conference may also be accessed by going to http://ir.healthstream.com/events.cfm for the simultaneous Webcast of the call, which will subsequently be available for replay. The replay telephone numbers are 855-859-2056 (conference ID #20825776) for U.S. and Canadian callers and 404-537-3406 (conference ID #20825776) for international callers.

Use of Non-GAAP Financial Measures
This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing the Company’s financial results and ongoing operational performance.

In order to better assess the Company’s financial results, management believes that income before interest, income taxes, share-based compensation, depreciation and amortization (“adjusted EBITDA”) is an appropriate measure for evaluating the operating performance of the Company because adjusted EBITDA reflects net income adjusted for non-cash and non-operating items. Adjusted EBITDA is also used by many investors to assess the Company’s results from current operations. Adjusted EBITDA is a non-GAAP financial measure and should not be considered as a measure of financial performance under GAAP. Because adjusted EBITDA is not a measurement determined in accordance with GAAP, it is susceptible to varying calculations. Accordingly, adjusted EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.

Over the past few years, the Company has acquired businesses whose net tangible assets include deferred revenue. In accordance with GAAP reporting requirements, the Company may record a write down of deferred revenue to fair value as defined in GAAP. If the Company is required to record a write-down of deferred revenue, it may result in lower recognized revenue. In order to provide more accurate trends and comparisons of the Company’s revenues, operating income, and net income, management believes that adding back the deferred revenue write-down associated with fair value accounting for acquired businesses provides a better indication of the ongoing performance of the Company. Both on a quarterly and year-to-date basis, the revenue for the acquired business is deferred and typically recognized over a one-year period, so our GAAP revenues for the one-year period after the acquisition will not reflect the full amount of revenues that would have been reported if the acquired deferred revenue was not written down to fair value.

These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance which are prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. Investors are encouraged to review the reconciliations of our GAAP to non-GAAP financial measures, which are set forth below in this release.

About HealthStream
HealthStream (NASDAQ: HSTM) is dedicated to improving patient outcomes through the development of healthcare organizations’ greatest asset: their people. Our unified suite of software-as-a-service (SaaS) solutions is contracted by, collectively, approximately 4.1 million healthcare employees in the U.S. for workforce development, training & learning management, talent management, performance assessment, and managing simulation-based education programs. Our research solutions provide valuable insight to healthcare providers to meet HCAHPS requirements, improve the patient experience, engage their workforce, and enhance physician alignment. Based in Nashville, Tennessee, HealthStream has additional offices in Laurel, Maryland, Brentwood, Tennessee, Pensacola, Florida, and Jericho, New York. For more information, visit http://www.healthstream.com or call 800-933-9293.

HEALTHSTREAM, INC.
Summary Financial Data
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Revenues	$44,525	$33,659	$125,351	$95,224
Operating expenses:
Cost of revenues (excluding depreciation and amortization)	19,115	14,092	54,778	39,483
Product development	4,211	3,210	12,052	8,594
Sales and marketing	7,585	5,888	21,783	16,538
Other general and administrative	6,058	4,551	16,651	13,640
Depreciation and amortization	2,815	2,039	7,938	5,812

Total operating expenses	39,784	29,780	113,202	84,067
Operating income	4,741	3,879	12,149	11,157
Other income	49	46	117	121

Income before income taxes	4,790	3,925	12,266	11,278
Income tax provision	1,354	1,629	4,519	4,620

Net income	$3,436	$2,296	$7,747	$6,658

Net income per share:
Net income per share, basic	$0.12	$0.08	$0.28	$0.25

Net income per share, diluted	$0.12	$0.08	$0.28	$0.24

Weighted average shares outstanding:
Basic	27,605	27,085	27,542	26,716

Diluted	28,047	27,735	27,999	27,598

HEALTHSTREAM, INC.
Condensed Consolidated Balance Sheets
(In thousands)

	Unaudited
	September 30,	December 31,
	2014	2013(1)
ASSETS
Current assets:
Cash and cash equivalents	$64,927	$59,537
Marketable securities – short term	51,495	48,659
Accounts and unbilled receivables, net	30,115	26,706
Prepaid and other current assets	16,398	12,222

Total current assets	162,935	147,124
Capitalized software development, net	12,303	11,077
Property and equipment, net	9,007	9,038
Goodwill and intangible assets, net	58,104	44,616
Other assets	984	739

Total assets	$243,333	$212,594

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable, accrued and other liabilities	$21,134	$18,044
Deferred revenue	53,303	38,168

Total current liabilities	74,437	56,212
		6,173

Deferred tax liabilities, non-current	5,437	6,173
Deferred revenue, noncurrent	1,507	—
Other long-term liabilities	710	776

Total liabilities	82,091	63,161
Shareholders’ equity:
Common stock	170,940	166,888
Comprehensive loss	(21)	(31)
Accumulated deficit	(9,677)	(17,424)

Total shareholders’ equity	161,242	149,433

Total liabilities and shareholders’ equity	$243,333	$212,594

(1)	Derived from audited financial statements contained in the Company’s filing on Form 10-K for the year ended December 31, 2013.

HEALTHSTREAM, INC.
Condensed Consolidated Statement of Cash Flows
(In thousands)

	Unaudited
	Nine Months Ended
	September 30,	September 30,
	2014	2013
Operating activities:
Net income	$7,747	$6,658
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	7,938	5,812
Deferred income taxes	4,519	4,560
Share-based compensation	1,222	1,088
Provision for doubtful accounts	170	95
Excess tax benefits from equity awards	129	72
Other	1,116	1,193
Changes in assets and liabilities:
Accounts and unbilled receivables	(1,891)	(7,312)
Prepaid and other assets	(4,156)	(5,391)
Accounts payable, accrued and other liabilities	(3,037)	4,532
Deferred revenue	14,918	11,904

Net cash provided by operating activities	28,675	23,211

Investing activities:
Business combinations, net of cash acquired	(12,298)	(7,362)
Changes in marketable securities	(3,906)	1,150
Investments in non-marketable equity investments	(325)	(300)
Purchases of property and equipment	(3,044)	(2,414)
Payments associated with capitalized software development	(4,025)	(3,017)

Net cash used in investing activities	(23,598)	(11,943)

Financing activities:
Proceeds from exercise of stock options	872	3,057
Taxes paid related to net settlement of equity awards	(160)	(158)
Excess tax benefits from equity awards	(129)	(72)
Payment of earn-outs related to acquisitions	(270)	(357)

Net cash provided by financing activities	313	2,470

Net increase in cash and cash equivalents	5,390	13,738
Cash and cash equivalents at beginning of period	59,537	41,365

Cash and cash equivalents at end of period	$64,927	$55,103

Reconciliation of GAAP to Non-GAAP Financial Measures(1)
(In thousands, except per share data)

	Unaudited
	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
GAAP net income	$3,436	$2,296	$7,747	$6,658
Interest income	(73)	(69)	(190)	(189)
Interest expense	13	13	38	38
Income tax provision	1,354	1,629	4,519	4,620
Share-based compensation expense	388	378	1,222	1,088
Depreciation and amortization	2,815	2,039	7,938	5,812

Adjusted EBITDA	$7,933	$6,286	$21,274	$18,027

GAAP revenues	$44,525	$33,659	$125,351	$95,224
Add: deferred revenue write-down	150	167	1,222	667

Non-GAAP revenues	$44,675	$33,826	$126,573	$95,891

GAAP operating income	$4,741	$3,879	$12,149	$11,157
Add: deferred revenue write-down	150	167	1,222	667

Non-GAAP operating income	$4,891	$4,046	$13,371	$11,824

GAAP net income	$3,436	$2,296	$7,747	$6,658
Add: deferred revenue write-down, net of tax	108	98	772	394

Non-GAAP net income	$3,544	$2,394	$8,519	$7,052

(1) This press release contains certain non-GAAP financial measures, including non-GAAP net income, non-GAAP operating income, non-GAAP revenue, and adjusted EBITDA, which are used by management in analyzing its financial results and ongoing operational performance.

This press release includes certain forward-looking statements (statements other than solely with respect to historical fact), including statements regarding expectations for the financial performance for 2014 that involve risks and uncertainties regarding HealthStream. These statements are based upon management’s beliefs, as well as assumptions made by and data currently available to management. This information has been, or in the future may be, included in reliance on the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such results or events predicted in these statements may differ materially from actual future events or results. The forward-looking statements are subject to significant uncertainties and other risks referenced in the Company’s Annual Report on Form 10-K and in the Company’s other filings with the Securities and Exchange Commission. Consequently, such forward-looking information should not be regarded as a representation or warranty by the Company that such projections will be realized. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to update or revise any such forward-looking statements.

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